EXHIBIT 8.1


                             September 17, 1999




World Financial Network National Bank
800 Techcenter Drive
Gahanna, Ohio 43230

         Re: World Financial Network Credit Card Master Trust Registration Statement on
                  Form S-3 (Registration Nos. 333-998 and 333-85463)
                  -------------------------------------------------

Ladies and Gentlemen:

         We have acted as special Federal tax counsel for World Financial Network National Bank, a national banking association (the "Bank"), in connection with the above-captioned Registration Statements (such registration statements, together with the exhibits and any amendments thereto, collectively the "Registration Statement"), filed by the Bank with the Securities and Exchange Commission in connection with the registration by the Bank of Asset Backed Certificates (the "Certificates") with a proposed maximum aggregate offering price of $1,278,900,000. As described in the Registration Statement, the Certificates will be issued from time to time in series, with each series being issued by World Financial Credit Card Master Trust (the "Trust") formed pursuant to a Pooling and Servicing Agreement dated as of January 17, 1996, and amended and restated as of September 17, 1999 (the "Pooling Agreement") between the Bank, as transferor and servicer, and Harris Trust and Savings Bank as trustee and successor to the Bank of New York. For each series, the Certificates will be issued pursuant to a Series Supplement (the "Supplement") to the Pooling Agreement.

         In that connection, we are generally familiar with the proceedings taken in connection with the authorization, issuance and sale of the Series 1999-A Certificates under the Registration Statement and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion,




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World Financial Network National Bank
September 17, 1999
Page 2


including the Registration Statement, the Pooling Agreement, the Supplement created in connection with the issuance of the Series 1999-A Certificates and the Series 1999-A Certificates themselves (collectively, the "Operative Documents").

         Based on the foregoing, we hereby confirm that, the statements set forth in the Prospectus and the Prospectus Supplement forming part of the Registration Statement under the captions "SUMMARY OF TERMS--TAX STATUS" in the Prospectus Supplement dated September 10, 1999 relating to the Series 1999-A Certificates (to the extent they relate to federal income tax consequences) and "U.S. FEDERAL INCOME TAX CONSEQUENCES" in the Prospectus accurately reflect our opinion.

         We know that we are referred to under the captions referred to above included in the Registration Statement, and we hereby consent to the use of our name therein and to the use of this opinion for filing with the Form 8-K filing as Exhibit 8.1 thereto.

                                    Very truly yours,




                                    /s/     MAYER, BROWN & PLATT